EX-99.1
Press Release
For Immediate Release

Contact:	Christopher D. Myers
President and CEO
(909) 980-4030
CVB Financial Corp. Reports Record Results for Third Quarter 2009
•	Quarterly Net Income of $19.3 million, highest in company history

•	Diluted Earnings per Common Share $0.10 (reduced by $0.07 for TARP repayment)

•	Deposits, including customer repos, grew $943.6 million over September 30, 2008

•	Allowance for credit losses 2.43% of total loans & leases
Ontario, CA, October 21, 2009-CVB Financial Corp. (NASDAQ:CVBF) and its subsidiary, Citizens Business Bank (“the Company”), announced record results for the third quarter of 2009. The Company reported net income of $19.3 million for the third quarter of 2009. This represents the highest quarterly net income in the history of the Company.
Net income of $19.3 million reflects an increase of $1.8 million, or 10.66%, compared to net income of $17.5 million for the third quarter of 2008. Diluted earnings per common share were $0.10 for the third quarter of 2009, a decrease of $0.11 or 49.43%, from diluted earnings per common share of $0.21 for the third quarter of 2008. Due to the repayment of TARP preferred stock, current-quarter diluted earnings per common share reflected a one-time, non-cash reduction in net income applicable to common stockholders of $7.6 million, or $.07 per share.
“We are very pleased to report these outstanding results for the third quarter, particularly in these challenging times,” said Chris Myers, President & CEO. “Our net income increased 21.82% sequentially, our deposit growth (including customer repos) increased $943.6 million year-over year, or 26.53%, and our overall credit quality remains sound.”
Net income for the third quarter of 2009 produced a return on beginning common equity of 15.30%, a return on average common equity of 12.77% and a return on average assets of 1.17%. The efficiency ratio for the third quarter was 52.44%. Excluding the provision for credit losses and the gain on sale of securities, the efficiency ratio was 47.37%. Operating expenses as a percentage of average assets were 1.81%.
Net income for the nine months ending September 30, 2009 was $48.4 million. This represents a decrease of $2.4 million, or 4.82%, when compared with net income of $50.8 million for the same period of 2008. Diluted earnings per common share for the nine months ending September 30, 2009 were $0.40, a decrease of $0.21, or 34.18%, from diluted earnings per common share of $0.61 for the same period last year. A substantial portion of the decrease is due to the dividends and amortization of the discount on our preferred stock which was repaid in the third quarter.
The net income for the nine months of 2009 includes a provision of $55.0 million for credit losses and a $28.4 million gain on sale of investment securities, as compared to the provision for credit losses of $8.7 million and no gain on sale of securities for the first nine months of 2008. Operating expenses increased $6.4 million for the nine months ending September 30, 2009 compared to the same period last year. This was primarily due to $6.1 million in charges for FDIC special assessments and increases in insurance premiums.
Net income for the nine months ending September 30, 2009 produced a return on beginning common equity of 13.10%, a return on average common equity of 11.99% and a return on average assets of 0.99%. The efficiency ratio for the nine-month period was 58.76%. Excluding the provision for credit losses, the gain on sale of securities, and the one-time FDIC special assessment, the efficiency ratio was 48.80%. Operating expenses as a percentage of average assets were 1.93%.
The Company made provisions for credit losses totaling $13.0 million during the third quarter ending September 30, 2009. For the nine months ending September 30, 2009, provisions for credit losses totaled $55.0 million. This compares with provisions of $4.0 million for the third quarter of 2008 and $8.7 million for the nine months ending September 30, 2008. The Company’s non-performing assets increased from $18.6 million as of September 30, 2008 to $59.2 million as of September 30, 2009. This represents 0.29% of total assets as of September 30, 2008 and 0.91% of total assets as of September 30, 2009. Past due loans (defined as 30-89 days past due as all loans over 90 days are on non-accrual) as a percentage of total loans were 0.19% at September 30, 2009, compared to 0.20% at June 30, 2009, and 0.38% at March 31, 2009.
Net Interest Income and Net Interest Margin
Net interest income, before provision for credit losses, totaled $54.8 million for the third quarter of 2009. This represents an increase of $5.8 million, or 11.82%, over net interest income of $49.0 million for the same period in 2008. The increase resulted from a $13.4 million decrease in interest expense, which overshadowed a $7.6 million decrease in interest income. The decrease in interest income was primarily due to the decrease in interest rates. The decrease in interest expense was due to the decrease in the interest rates paid on deposits and borrowed funds, coupled with a decrease in average borrowed funds of $621.0 million, which was partially offset by the increase in average interest-bearing deposits.
Net interest margin (tax equivalent) increased from 3.43% for the third quarter of 2008 to 3.75% for the third quarter of 2009. Total average earning asset yields decreased from 5.65% for the third quarter of 2008 to 5.11% for the third quarter of 2009. The cost of funds decreased from 2.28% for the third quarter of 2008 to 1.43% for the third quarter of 2009. The increase in net interest margin is due to the cost of interest-bearing liabilities decreasing faster than the decrease in yields on earning assets.
Net interest income, before the provision for credit losses, totaled $164.2 million for the nine months ending September 30, 2009. This represents an increase of $22.6 million, or 15.93%, compared to the same period in 2008. The increase resulted from a $41.6 million decrease in interest expense which overshadowed a $19.0 million decrease in interest income.
The net interest margin (tax equivalent) increased from 3.37% for the first nine months of 2008 to 3.75% for the first nine months of 2009. Total average earning asset yields decreased from 5.75% for the first nine months of 2008 to 5.18% for the first nine months of 2009. Total cost of funds decreased from 2.43% for the first nine months of 2008 to 1.51% for the first nine months of 2009.
Assets
The Company reported total assets of $6.55 billion at September 30, 2009. This represented an increase of $124.5 million, or 1.94%, over total assets of $6.42 billion at September 30, 2008. Earning assets totaling $6.05 billion increased $3.3 million, or 0.05%, when compared with earning assets of $6.04 billion at September 30, 2008. Total loans and leases remained flat at $3.60 billion at September 30, 2009 and 2008.
Total assets of $6.55 billion at September 30, 2009 decreased $103.4 million, or 1.55%, from total assets of $6.65 billion at December 31, 2008. This was due to the decrease in investment securities of $210.6 million partially offset by an increase in cash. Total earning assets of $6.05 billion decreased $230.8 million, or 3.68%, from total earning assets of $6.28 billion at December 31, 2008. Loans and leases totaled $3.60 billion at September 30, 2009, decreasing by $136.8 million or 3.66%, from loans and leases of $3.74 billion at December 31, 2008.
Investment Securities
Investment securities totaled $2.29 billion at September 30, 2009. This represents a decrease of $104.9 million, or 4.38%, when compared with $2.40 billion in investment securities at September 30, 2008. It also represents a decrease of $210.6 million, or 8.42%, when compared with $2.50 billion in investment securities at December 31, 2008. During the first nine months of 2009, we sold certain securities with relatively short maturities and recognized a gain on sale of securities of $28.4 million.

During the third quarter of 2009, we also recognized an other-than-temporary impairment on a private-label mortgage-backed investment security. The total impairment of $1.8 million was reduced by $1.6 million for the non-credit portion which was reflected in other comprehensive income. The remaining $200,000 loss was recognized in third quarter earnings.
Our investment portfolio continues to perform well. We have no preferred stock and no trust preferred securities. Virtually all of our mortgage-backed securities are issued by Freddie Mac or Fannie Mae, which have the guarantee of the U.S. Government. Except for the bond discussed above, the remaining private-label mortgage-backed issues of approximately $31 million are performing well. Ninety-four percent of our $696.7 million municipal bond portfolio contains securities which have an underlying rating of investment grade. Our municipal securities are located throughout the United States, with approximately $43.5 million, or 6.2%, located within the state of California. All municipal bond securities are fully performing.
Deposits
Total deposits and customer repos were $4.50 billion at September 30, 2009. This represents an increase of $943.6 million, or 26.53%, when compared with total deposits and customer repos of $3.56 billion at September 30, 2008. Total deposits and customer repos of $4.50 billion at September 30, 2009 increased by $634.1 million, or 16.40%, when compared to total deposits and customer repos of $3.87 billion at December 31, 2008. “Last year we expanded our deposit gathering initiatives through the creation of our Specialty Banking Group and our Commercial Banking Centers,” said Chris Myers. “The growth in deposits and customer repos is a reflection of the success of those initiatives.”
Borrowings
Borrowings decreased by $782.7 million, or 45.04%, from December 31, 2008. As a result of the increase in deposits and customer repurchases of $634.1 million and the net decrease of $210.6 million in securities, it was possible for us to reduce our reliance on borrowed funds. The replacement of high cost borrowings with low cost deposits helped to improve our margin during the first nine months of 2009. “One of our goals has been to decrease our reliance on borrowed funds; we have made significant progress thus far and will continue our efforts going forward” commented Mr. Myers.
Asset Quality
The overall credit quality of the loan portfolio is sound. Our allowance for credit losses increased from $40.1 million as of September 30, 2008 and $54.0 million as of December 31, 2008 to $87.3 million as of September 30, 2009. The increase was primarily due to provisions for credit losses of $17.9 million during the fourth quarter of 2008 and a provision for credit losses of $55.0 million during the first nine months of 2009. The allowance for credit losses was 2.43% and 1.11% of total loans and leases outstanding as of September 30, 2009 and 2008, respectively.

During the third quarter 2009, we increased provision for credit losses by $13.0 million and had net charge-offs of only $439,000. Net charge-offs as a percentage of average loans were .01% for the third quarter.
During the first nine months of 2009, we had loan charge-offs totaling $22.4 million and recoveries on previously charged-off loans of $718,000. This resulted in net charge-offs of $21.6 million. By comparison, during the first nine months of 2008, the Company had net charge-offs of $1.7 million.
“We continue to make greater provisions for credit losses in order to build our reserves. One of our key internal measurements is the ratio of our loan loss allowance to our non-performing loans. We are pleased to report that this ratio improved from 146% at June 30, 2009 to 150% at September 30, 2009. In looking forward, our goal is to be proactive in building our reserves, preparing for any further deterioration in economic conditions,” said Chris Myers.
We had $58.1 million in non-performing loans at September 30, 2009 or 1.61% of total loans. This compares to $17.7 million at December 31, 2008 and $16.6 million at September 30, 2008. At September 30, 2009, we had loans delinquent 30 to 89 days of $6.9 million. This compares to delinquent loans of $5.2 million as of December, 31, 2008, and $4.9 million as of September 30, 2008. Please see attached schedule for a breakdown of our non-performing assets and delinquency trends by loan type for the past five consecutive quarters.
A misconception is that most of our loans are in the Inland Empire, one of the hardest hit areas of the United States during this recession. However, of our total loan portfolio, approximately 22% is based in the Inland Empire and 33% is based in L.A. County. Please see attached schedules for a geographic breakdown of our loan portfolio.
Our construction loan portfolio totaled $295.3 million as of September 30, 2009 down from $351.5 million as of December 31, 2008. This represents 8.2% of our total loans outstanding at September 30, 2009. Of the $295.3 million, $76.7 million is for residential construction and residential land loans. This represents 26% of the construction loans outstanding or 2.1% of our total loan portfolio. Of note, 34% of our total construction loan portfolio is based in the Inland Empire.
CitizensTrust
CitizensTrust has approximately $1.9 billion in assets under administration, including $991.9 million in assets under management, as of September 30, 2009. This compares with $2.0 billion in assets under administration, including $839.0 million in assets under management at September 30, 2008. CitizensTrust provides trust, investment and brokerage related services, as well as financial, estate and business succession planning.
Corporate Overview
CVB Financial Corp. is the holding company for Citizens Business Bank. The Bank is the largest financial institution headquartered in the Inland Empire region of Southern

California. On October 16th, 2009, we acquired most of the assets of San Joaquin Bank (SJB) headquartered in Bakersfield, CA. Upon acquisition, SJB had approximately $732 million in total assets and five branch locations.
On a current-day basis, CVB Financial Corp. now has approximately $7.3 billion in assets. The Company serves 40 cities with 46 business financial centers and 5 commercial banking centers in the Inland Empire, Los Angeles County, Orange County, and the Central Valley areas of California.
Shares of CVB Financial Corp. common stock are listed on the NASDAQ under the ticker symbol of CVBF. For investor information on CVB Financial Corp., visit our Citizens Business Bank website at www.cbbank.com and click on the CVB Investor tab.
Safe Harbor
Certain matters set forth herein (including the exhibits hereto) constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including forward-looking statements relating to the Company’s current business plan and expectations regarding future operating results. These forward-looking statements are subject to risks and uncertainties that could cause actual results, performance or achievements to differ materially from those projected. These risks and uncertainties include, but are not limited to, local, regional, national and international economic conditions and events and the impact they may have on us and our customers; ability to attract deposits and other sources of liquidity; oversupply of inventory and continued deterioration in values of California real estate, both residential and commercial; a prolonged slowdown in construction activity; changes in the financial performance and/or condition of our borrowers; changes in the level of non-performing assets and charge-offs; ability to repurchase our securities issued to the U.S. Treasury pursuant to its Capital Purchase Program; the effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities, executive compensation and insurance) with which we and our subsidiaries must comply; changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements; inflation, interest rate, securities market and monetary fluctuations; political instability; acts of war or terrorism, or natural disasters, such as earthquakes, or the effects of pandemic flu; the timely development and acceptance of new banking products and services and perceived overall value of these products and services by users; changes in consumer spending, borrowing and savings habits; technological changes; the ability to increase market share and control expenses; changes in the competitive environment among financial and bank holding companies and other financial service providers; continued volatility in the credit and equity markets and its effect on the general economy; the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters; changes in our organization, management, compensation and benefit plans; the costs and effects of legal and regulatory developments including the resolution of legal proceedings or regulatory or other governmental inquiries and the results of regulatory examinations or reviews; our success at managing the risks involved in the foregoing items and other factors set forth in the Company’s public reports including its Annual Report on Form 10-K for the year ended December 31, 2008, and particularly the discussion of risk factors within that document. The Company does not undertake, and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements except as required by law.
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CVB FINANCIAL CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(unaudited)
dollars in thousands

	September 30,		December 31,
	2009	2008	2008
Assets:
Cash and due from banks	$222,158	$92,421	$95,297

Investment Securities available-for-sale	2,285,456	2,387,444	2,493,476
Investment Securities held-to-maturity	4,237	7,121	6,867
Federal funds sold and Interest-bearing balances due from depository institutions	150,285	475	285
Investment in stock of Federal Home Loan Bank (FHLB)	93,240	92,354	93,240

Loans and lease finance receivables	3,600,087	3,595,337	3,736,838
Less allowance for credit losses	(87,316)	(40,058)	(53,960)

Net loans and lease finance receivables	3,512,771	3,555,279	3,682,878

Total earning assets	6,045,989	6,042,673	6,276,746
Premises and equipment, net	42,285	44,015	44,420
Intangibles	8,763	11,917	11,020
Goodwill	55,097	55,097	55,097
Cash value of life insurance	108,744	106,840	106,366
Other assets	63,229	68,823	60,705

TOTAL	$6,546,265	$6,421,786	$6,649,651

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Demand Deposits (noninterest-bearing)	$1,416,558	$1,302,205	$1,334,248
Investment Checking	415,644	327,337	324,907
Savings/MMDA	984,194	851,245	818,872
Time Deposits	1,223,375	714,754	1,030,129

Total Deposits	4,039,771	3,195,541	3,508,156

Demand Note to U.S. Treasury	3,441	3,734	5,373
Customer Repurchase Agreements	460,326	360,973	357,813
Repurchase Agreements	250,000	250,000	250,000
Borrowings	955,000	2,006,598	1,737,660
Junior Subordinated Debentures	115,055	115,055	115,055
Other liabilities	71,162	55,065	60,702

Total Liabilities	5,894,755	5,986,966	6,034,759

Stockholders’ equity:
Stockholders’ equity	604,610	451,049	586,161
Accumulated other comprehensive income (loss), net of tax	46,900	(16,229)	28,731

	651,510	434,820	614,892

TOTAL	$6,546,265	$6,421,786	$6,649,651

CVB FINANCIAL CORP. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCE SHEET
(unaudited)
dollars in thousands

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008
Assets:
Cash and due from banks	$197,380	$100,408	$129,946	$102,942
Investment securities available-for-sale	2,294,860	2,433,409	2,362,978	2,456,734
Investment securities held-to-maturity	6,152	7,206	6,423	6,930
Federal funds sold and Interest-bearing balances due from depository institutions	143,220	752	68,786	1,334
Investment in stock of Federal Home Loan Bank (FHLB)	93,240	91,729	93,240	88,508

Loans and lease finance receivables	3,606,945	3,556,724	3,646,862	3,459,916
Less allowance for credit losses	(81,956)	(38,634)	(72,635)	(36,067)

Net loans and lease finance receivables	3,524,989	3,518,090	3,574,227	3,423,849

Total earning assets	6,062,461	6,051,186	6,105,654	5,977,355
Premises and equipment, net	42,695	44,783	43,665	45,907
Intangibles	9,051	12,267	9,779	13,160
Goodwill	55,097	55,097	55,097	55,108
Cash value of life insurance	108,305	106,016	107,548	104,911
Other assets	83,125	74,864	82,780	71,243

TOTAL	$6,558,114	$6,444,621	$6,534,469	$6,370,626

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing	$1,427,916	$1,299,630	$1,380,349	$1,257,843
Interest-bearing	2,594,891	1,936,102	2,455,159	1,994,533

Total Deposits	4,022,807	3,235,732	3,835,508	3,252,376

Other borrowings	1,681,179	2,600,493	1,869,471	2,490,488
Junior Subordinated Debentures	115,055	115,055	115,055	115,055
Other liabilities	62,538	46,620	68,597	63,389

Total Liabilities	5,881,579	5,997,900	5,888,631	5,921,308
Stockholders’ equity:
Stockholders’ equity	651,817	452,553	616,383	442,378
Accumulated other comprehensive income (loss), net of tax	24,718	(5,832)	29,455	6,940

	676,535	446,721	645,838	449,318

TOTAL	$6,558,114	$6,444,621	$6,534,469	$6,370,626

CVB FINANCIAL CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited)
dollar amounts in thousands, except per share

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2009	2008	2009	2008
Interest Income:
Loans and leases, including fees	$50,561	$52,954	$149,858	$159,211
Investment securities:
Taxable	18,278	22,142	59,848	65,448
Tax-advantaged	6,749	7,036	20,560	21,336

Total investment income	25,027	29,178	80,408	86,784
Dividends from FHLB Stock	195	1,367	195	3,666
Federal funds sold & Interest-bearing CDs with other institutions	136	8	195	34

Total interest income	75,919	83,507	230,656	249,695
Interest Expense:
Deposits	5,934	7,417	18,963	28,233
Borrowings and junior subordinated debentures	15,179	27,078	47,500	79,838

Total interest expense	21,113	34,495	66,463	108,071

Net interest income before provision for credit losses	54,806	49,012	164,193	141,624
Provision for credit losses	13,000	4,000	55,000	8,700

Net interest income after provision for credit losses	41,806	45,012	109,193	132,924
Other Operating Income:
Impairment loss on investment securities	(1,850)	—	(1,850)	—
Less: Noncredit-related impairment loss recorded in other comprehensive income	1,618	—	1,618	—

Net impairment loss on investment securities recognized in earnings	(232)	—	(232)	—
Service charges on deposit accounts	3,720	3,829	11,080	11,381
Trust and investment services	1,682	2,019	4,948	5,906
Gain on sale of investment securities	6,898	—	28,446	—
Other	3,034	2,525	6,926	7,929

Total other operating income	15,102	8,373	51,168	25,216
Other operating expenses:
Salaries and employee benefits	15,618	15,943	46,814	46,987
Occupancy	2,777	2,923	8,315	8,874
Equipment	1,553	1,888	4,884	5,556
Professional services	1,646	1,600	4,998	5,015
Amortization of intangible assets	734	898	2,257	2,694
Provision for unfunded commitments	450	(100)	1,800	1,150
OREO Expense	24	—	1,198	—
Other	7,043	5,905	23,955	17,558

Total other operating expenses	29,845	29,057	94,221	87,834

Earnings before income taxes	27,063	24,328	66,140	70,306
Income taxes	7,741	6,868	17,789	19,510

Net earnings	$19,322	$17,460	$48,351	$50,796

Basic earnings per common share	$0.10	$0.21	$0.40	$0.61

Diluted earnings per common share	$0.10	$0.21	$0.40	$0.61

Cash dividends per common share	$0.085	$0.085	$0.255	$0.255

CVB FINANCIAL CORP. AND SUBSIDIARIES
SELECTED FINANCIAL HIGHLIGHTS
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008

Interest income — (Tax-Effected) (te)	$78,679	$86,368	$239,046	$258,356
Interest Expense	21,113	34,495	66,463	108,071

Net Interest income — (te)	$57,566	$51,873	$172,583	$150,285

Return on average assets	1.17%	1.08%	0.99%	1.07%
Return on average equity	11.33%	15.55%	10.01%	15.10%
Efficiency ratio	52.44%	54.43%	58.76%	55.54%
Net interest margin (te)	3.75%	3.43%	3.75%	3.37%

Weighted average shares outstanding
Basic	99,241,561	83,148,006	88,600,560	83,105,726
Diluted	99,332,146	83,372,848	88,697,581	83,328,918
Dividends declared	$9,012	$7,088	$23,174	$21,239
Dividend payout ratio	46.64%	40.60%	47.93%	41.81%

Number of shares outstanding-EOP	106,231,511	83,270,263
Book value per share	$6.13	$5.22

	September 30,
	2009	2008
Non-performing Assets (dollar amount in thousands):
Non-accrual loans	$58,134	$16,637
Loans past due 90 days or more and still accruing interest	—	—
Other real estate owned (OREO), net	1,137	1,927

Total non-performing assets	$59,271	$18,564

Percentage of non-performing assets to total loans outstanding and OREO	1.65%	0.52%

Percentage of non-performing assets to total assets	0.91%	0.29%

Allowance for loan losses to non-performing assets	147.32%	215.78%

Net Charge-off to Average loans	0.59%	0.05%

Allowance for Credit Losses:
Beginning Balance	$53,960	$33,049
Total Loans Charged-Off	(22,362)	(1,992)
Total Loans Recovered	718	301

Net Loans Charged-off	(21,644)	(1,691)
Provision Charged to Operating Expense	55,000	8,700

Allowance for Credit Losses at End of period	$87,316	$40,058

CVB FINANCIAL CORP. AND SUBSIDIARIES
SELECTED FINANCIAL HIGHLIGHTS
(in thousands, except per share data)
(unaudited)
Quarterly Common Stock Price

	2009		2008		2007
Quarter End	High	Low	High	Low	High	Low
March 31,	$12.11	$5.31	$11.20	$8.45	$13.38	$11.42
June 30,	$7.77	$5.69	$12.10	$9.44	$12.40	$10.63
September 30,	$8.70	$4.90	$15.01	$7.65	$12.71	$9.51
December 31,			$13.89	$9.29	$11.97	$9.98
Quarterly Consolidated Statements of Earnings

	3Q	2Q	1Q	4Q	3Q
	2009	2009	2009	2008	2008
Interest income
Loans, including fees	$50,561	$49,771	$49,526	$53,416	$52,954
Investment securities and federal funds sold	25,358	26,004	29,436	29,407	30,553

	75,919	75,775	78,962	82,823	83,507
Interest expense
Deposits	5,934	6,439	6,590	7,569	7,417
Other borrowings	15,179	15,241	17,080	23,200	27,078

	21,113	21,680	23,670	30,769	34,495
Net interest income before provision for credit losses	54,806	54,095	55,292	52,054	49,012
Provision for credit losses	13,000	20,000	22,000	17,900	4,000

Net interest income after provision for credit losses	41,806	34,095	33,292	34,154	45,012

Non-interest income	15,102	19,709	16,357	9,242	8,373
Non-interest expenses	29,845	32,979	31,397	27,954	29,057

Earnings before income taxes	27,063	20,825	18,252	15,442	24,328
Income taxes	7,741	4,964	5,084	3,165	6,868

Net earnings	$19,322	$15,861	$13,168	$12,277	$17,460

Basic earning per common share	$0.10	$0.17	$0.13	$0.14	$0.21
Diluted earnings per common share	$0.10	$0.17	$0.13	$0.14	$0.21

Cash dividends per common share	$0.085	$0.085	$0.085	$0.085	$0.085

Dividends Declared	$9,012	$7,079	$7,083	$7,078	$7,088

CVB FINANCIAL CORP. AND SUBSIDIARIES
SELECTED FINANCIAL HIGHLIGHTS
(in thousands)
(unaudited)
Distribution of Loan Portfolio

	9/30/2009	6/30/2009	3/31/2009	12/31/2008	9/30/2008

Commercial and Industrial	$385,274	$372,162	$355,591	$370,829	$356,973
Real Estate:
Construction	295,315	303,629	333,234	351,543	359,859
Commercial Real Estate	1,959,725	1,964,258	1,965,531	1,945,706	1,932,778
SFR Mortgage	290,831	306,225	328,145	333,931	341,389
Consumer	67,317	67,947	69,708	66,255	61,710
Municipal lease finance receivables	162,962	165,527	169,230	172,973	173,600
Auto and equipment leases	34,072	37,242	41,708	45,465	47,753
Dairy and Livestock	411,574	405,427	404,090	459,329	331,333

Gross Loans	3,607,070	3,622,417	3,667,237	3,746,031	3,605,395
Less:
Deferred net loan fees	(6,983)	(7,661)	(8,378)	(9,193)	(10,058)
Allowance for credit losses	(87,316)	(74,755)	(65,755)	(53,960)	(40,058)

Net Loans	$3,512,771	$3,540,001	$3,593,104	$3,682,878	$3,555,279

CVB FINANCIAL CORP. AND SUBSIDIARIES
SELECTED FINANCIAL HIGHLIGHTS
(in thousands)
(unaudited)
Non-Performing Assets & Delinquency Trends

	September 30,	June 30,	March 31,	December 31,	September 30,
	2009	2009	2009	2008	2008
Non-Performing Loans
Residential Construction and Land	$15,729	$17,348	$20,943	$7,524	$8,020
Commercial Construction	19,636	21,270	22,102	—	—
Residential Mortgage	8,102	4,632	2,203	3,116	2,062
Commercial Real Estate	13,522	7,041	1,661	4,658	4,995
Commercial and Industrial	1,045	859	792	2,074	1,248
Consumer	100	115	336	312	312

Total	$58,134	$51,265	$48,037	$17,684	$16,637

% of Total Loans	1.61%	1.42%	1.31%	0.47%	0.46%

Past Due 30-89 Days
Commercial Construction	$—	$—	$—	$—	$2,500
Residential Mortgage	1,510	2,069	3,814	1,931	481
Commercial Real Estate	190	1,074	8,341	2,402	19
Commercial and Industrial	5,094	590	1,720	592	1,852
Dairy & Livestock	—	3,551	—	—	—
Consumer	87	8	62	231	55

Total	$6,881	$7,292	$13,937	$5,156	$4,907

% of Total Loans	0.19%	0.20%	0.38%	0.14%	0.14%

OREO
Residential Construction and Land	$1,137	$1,789	$2,416	$6,158	$1,612
Commercial Real Estate	—	1,187	4,612	87	—
Commercial and Industrial	—	893	893	—	—
Residential Mortgage	—	—	745	320	315
Consumer	—	166	—	—	—

Total	$1,137	$4,035	$8,666	$6,565	$1,927

Total Non-Performing, Past Due & OREO	$66,152	$62,592	$70,640	$29,405	$23,471

% of Total Loans	1.84%	1.73%	1.93%	0.79%	0.65%

CVB FINANCIAL CORP. AND SUBSIDIARIES
SELECTED FINANCIAL HIGHLIGHTS
(in thousands)
(unaudited)

	September 30, 2009
	Total Loans
Total Loans by County	(amounts in thousands)
Los Angeles	$1,185,471	32.9%
Inland Empire	788,770	21.9%
Central Valley	619,352	17.2%
Orange	525,939	14.5%
Other Areas	487,538	13.5%

	$3,607,070	100.0%

Financial Measures That Supplement GAAP
Our discussions sometimes contain financial information not required to be presented by generally accepted accounting principles (GAAP). We do this to better inform readers of our financial statements. The SEC requires us to present a reconciliation of GAAP.
The following table reconciles the differences in net earnings excluding the provision for credit losses, the gain on sale of securities, and the one-time FDIC Special Assessment in conformity with GAAP.
Net Earnings Reconciliation (non-GAAP disclosure):

	September 30, 2009
	Three months ended	Nine months ended
	(Amounts in thousands)
Net earnings excluding the provision for credit losses, the gain on sale of securities, and the one-time FDIC Special Assessment	$22,860	$65,491
Provision for Credit Losses	(13,000)	(55,000)
Gain on Sale of Securities	6,898	28,446
One-time FDIC Special Assessment	—	(3,000)
Tax Effect	2,564	12,414

GAAP Net Earnings	$19,322	$48,351

We have presented net earnings excluding the provision for credit losses, the gain on sale of securities, and the one-time FDIC Special Assessment to show shareholders the earnings from operations was uneffected by the impact of these items. We believe this presentation allows the reader to more easily assess the results of the Company’s operations and business.

Ratios Reconciliation (non-GAAP disclosure):
The following table reconciles the differences in ratios excluding the provision for credit losses, the gain on sale of securities, and the one-time FDIC Special Assessment in conformity with GAAP.

	Ratios Reconciliation			Ratios Reconciliation
	For the Three Months			For the Nine Months
	Ended September 30,			Ended September 30,
	2009			2009
				Excluding
				provision for	Provision for
	Excluding			credit losses,	credit losses, gain
	provision for	Provision for		gain on sale of	on sale of
	credit losses and	credit losses and		securities, and	securities, and	GAAP
	gain on sale of	gain on sale of	GAAP Net	FDIC special	FDIC special	Net
	securities	securities	Earnings	assessment	assessment	Earnings
	(amounts in thousands)			(amounts in thousands)

Other Operating Expense	$29,845	$—	$29,845	$91,221	$3,000	$94,221

Net Revenues	$63,010	$(6,102)	$56,908	$186,914	$(26,554)	$160,360

Net Earnings	$22,860	$(3,538)	$19,322	$65,491	$(17,141)	$48,350

Return on Beginning Equity	14.55%		12.30%	14.24%		10.51%
Return on Average Equity	13.41%		11.33%	13.56%		10.01%
Return on Average Assets	1.38%		1.17%	1.34%		0.99%
Efficiency Ratio	47.37%		52.44%	48.80%		58.76%
We have presented ratios excluding the provision for credit losses, the gain on sale of securities, and the one-time FDIC Special Assessment to show shareholders the earnings from operations was unaffected by the impact of these items. We believe this presentation allows the reader to more easily assess the results of the Company’s operations and business.